UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 13, 2004

ACTIVEWORLDS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wall Street, 58th Floor, New York, NY 10005

(Address of Principal Executive Office) (Zip Code)

(212) 509-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 13, 2004 Activeworlds Corp. (“AWLD”) entered into an Agreement and Plan of Merger (the “Agreement”) to acquire Hi-G-Tek, Ltd. (“Hi-G-Tek”) in a transaction expected to be treated as a reverse acquisition (the “Reverse Acquisition”). In connection with the Reverse Acquisition, our Delaware subsidiary will acquire Hi-G-Tek in exchange for 24,683,303 shares of our outstanding common stock. Current stockholders will own 5,317,116 shares. As part of the transaction, we are required to have no less than $3,450,000 of cash in our bank account at closing. We plan to raise the additional capital through a private offering of seven units of our common stock and warrants at $450,000 per unit. This will result in us issuing a total of 5,856,263 shares of common stock sold and warrants issued to purchase 2,928,135 shares of common stock at a strike price of $3.00 per share. Closing is required to occur on or before February 28, 2005, and is subject to various closing conditions including a 71-day waiting period required by Israeli law. In order to maintain an important presence in the United States, the Agreement requires that Hi-G-Tek grant our Delaware subsidiary a North American license to its active two-way radio frequency identification technology.

On December 13, 2004 AWLD entered into a new consulting agreement with Baytree Capital Associates, LLC (“Baytree”), which is controlled by AWLD’s principal stockholder. This consulting agreement replaces the prior agreement which had expired. As consideration for the consulting services, we issued Baytree a warrant to purchase 750,000 shares of our common stock exercisable at $2.00 per share

Item 9.01  Financial Statements and Exhibits.

Exhibit	Description

10.1	Agreement and Plan of Merger
10.2	Consulting Agreement with Baytree

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVEWORLDS CORP.

Dated: December 13, 2004	By:	/s/ SEAN DESON
President

INDEX TO EXHIBITS

Exhibit	Description

10.1	Agreement and Plan of Merger
10.2	Consulting Agreement with Baytree